Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
    We consent to the incorporation by reference in Registration Statement Nos. 333-283381, 333-277343, 333-70111, 333-30394, 333-62434, and 333-126058 on Form S-3 and Registration Statement Nos. 333-265707 and 333-148973 on Form S-8 of our report dated February 14, 2025, relating to the financial statements of SL Green Realty Corp. appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A and of our report dated February 14, 2025 on the effectiveness of SL Green Realty Corp.'s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
New York, New York
April 17, 2025